Exhibit 99.1

Human Nutrition & Health | Animal Nutrition & Health | Specialty Products
Balchem Corporation Reports Second Quarter Sales of $236.7 Million, Net Earnings of $29.8 Million, GAAP EPS of $0.92, and Adjusted EPS of $1.07

New Hampton, NY, July 29, 2022 - Balchem Corporation (NASDAQ: BCPC) reported today second quarter net earnings of $29.8 million for 2022, compared to net earnings of $22.7 million for the second quarter 2021, adjusted net earnings(a) of $34.4 million, compared to $30.4 million in the prior year quarter, and adjusted EBITDA(a) of $56.5 million, compared to $50.1 million in the prior year quarter.

Second Quarter 2022 Financial Highlights:
•Record net sales were $236.7 million, an increase of $34.3 million, or 17.0%, compared to the prior year quarter, with sales growth in all three segments: Human Nutrition & Health, Animal Nutrition & Health, and Specialty Products.
•Record adjusted EBITDA was $56.5 million, an increase of $6.3 million, or 12.6%, from the prior year.
•GAAP net earnings were $29.8 million, an increase of $7.1 million, or 31.0% from the prior year. These net earnings resulted in GAAP earnings per share of $0.92.
•Record adjusted net earnings were $34.4 million, an increase of $4.1 million or 13.3% from the prior year. These adjusted net earnings resulted in record adjusted earnings per share(a) of $1.07.
•The effective tax rate of 24.1% was 14 basis points lower than the prior year tax rate of 24.3%.
•Cash flows from operations were $48.2 million for the second quarter 2022, with quarterly free cash flow(a) of $37.8 million.

Recent Highlights:
•On June 21, 2022, we completed the acquisition of Kechu BidCo AS and its subsidiary companies, including Kappa Bioscience AS (all acquired companies being hereinafter collectively referred to as “Kappa”), a leading science-based manufacturer of specialty vitamin K2 for the human nutrition industry, headquartered in Oslo, Norway. Vitamin K2 is a fast-growing specialty vitamin that plays a crucial role in the human body for bone health, heart health, immunity, and athletic performance. Primarily, vitamin K2 supports the transport and distribution of calcium in the body. Vitamin K2 is important at all life stages, from pregnancy and early life to healthy aging. Kappa's K2VITAL® branded vitamin K2 is the leading synthetic vitamin K2 and is backed by strong intellectual property and a deep clinical research portfolio.
•On July 27, 2022, we entered into a new credit agreement with lenders in the form of a senior secured revolving credit facility, due July 27, 2027. The new revolving credit agreement allows for up to $550 million of borrowing, and replaces the existing $500 million revolving credit facility, due June 27, 2023.
•Cash flows in the second quarter enabled us to make repayments on our revolving debt of $40.0 million. In addition, we made payments on acquired debt of $30.6 million in connection with the Kappa acquisition. Net debt was $357.4 million, with an overall leverage ratio on a net debt basis of 1.8.

52 Sunrise Park Road New Hampton, NY 10958 balchem.com	p.845.326.5600 f. 845.326.5702

Balchem Corporation (NASDAQ:BCPC)
Ted Harris, Chairman, CEO, and President of Balchem said, “The second quarter of 2022 was another excellent quarter for Balchem. We delivered very strong financial results with record sales and adjusted EBITDA in what remains a very difficult macro-economic and geo-political environment. Additionally, we are extremely pleased with the progress we made in the quarter on our key strategic growth initiatives highlighted with the recent acquisition of Kappa. With this acquisition, Balchem continues to expand its science based health and nutrition portfolio while providing a broader nutritional platform for our Human Nutrition and Health segment that will help our customers improve their nutritional and health solutions.”

Mr. Harris added, “I would like to take this opportunity to welcome all of the talented employees of Kappa to the Balchem team while also thanking the entire Balchem team for their contributions to the strong performance of the company.”

Results for Period Ended June 30, 2022 (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$236,693	$202,365	$465,560	$388,021
Gross margin	71,876	59,447	143,382	118,174
Operating expenses	31,956	28,854	65,126	57,006
Earnings from operations	39,920	30,593	78,256	61,168
Other expense	662	574	1,368	1,166
Earnings before income tax expense	39,258	30,019	76,888	60,002
Income tax expense	9,476	7,288	18,176	13,860
Net earnings	$29,782	$22,731	$58,712	$46,142

Diluted net earnings per common share	$0.92	$0.70	$1.81	$1.41

Adjusted EBITDA(a)	$56,467	$50,145	$110,041	$95,869
Adjusted net earnings(a)	$34,447	$30,397	$67,804	$58,844
Adjusted net earnings per common share(a)	$1.07	$0.93	$2.09	$1.80

Shares used in the calculations of diluted and adjusted net earnings per common share	32,314	32,651	32,395	32,653

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Financial Results for the Second Quarter of 2022:
The Human Nutrition & Health segment generated record quarterly sales of $131.6 million, an increase of $20.2 million or 18.1% compared to the prior year quarter. The increase was driven both by sales growth within food and beverage markets as well as higher sales within the minerals and nutrients business. Record quarterly earnings from operations for this segment of $23.7 million increased $4.7 million or 24.6% compared to $19.0 million in the prior year quarter, primarily due to the aforementioned higher sales, higher average selling prices, and the timing of costs associated with the recovery from a flash flood event in the prior year, partially offset by higher manufacturing input costs and distribution costs. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $4.0 million and $4.3 million for the second quarter of 2022 and 2021, respectively, and the expense related to the flash flood event of $2.1 million for the second quarter of 2021, record adjusted earnings from operations(a) for this segment were $27.7 million, compared to $25.3 million in the prior year quarter.
The Animal Nutrition & Health segment generated quarterly sales of $62.6 million, an increase of $8.1 million or 14.9% compared to the prior year quarter. The increase was the result of higher sales in monogastric and companion animal markets, partially offset by lower sales in ruminant animal markets and an unfavorable impact related to changes in foreign currency

Page | 2

Balchem Corporation (NASDAQ:BCPC)
exchange rates. Second quarter earnings from operations for this segment of $7.6 million increased $4.0 million or 113.0% compared to $3.6 million in the prior year quarter, primarily due to the aforementioned higher sales, higher average selling prices, and the timing of costs associated with the recovery from a flash flood event in the prior year, partially offset by increases in manufacturing input costs and distribution costs. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $0.1 million and $0.2 million for the second quarter of 2022 and 2021, respectively, and the expense related to the flash flood event of $1.4 million for the second quarter of 2021, adjusted earnings from operations for this segment were $7.7 million compared to $5.2 million in the prior year quarter.

The Specialty Products segment generated record quarterly sales of $36.6 million, an increase of $2.6 million or 7.7% compared to the prior year quarter, due to higher sales of products in the medical device sterilization market, partially offset by lower plant nutrition sales, and an unfavorable impact related to changes in foreign currency exchange rates. Record second quarter earnings from operations for this segment were $9.9 million, compared to $9.7 million in the prior year comparable quarter, an increase of $0.2 million or 2.0%, primarily due to the aforementioned higher sales, partially offset by increases in manufacturing input costs and distribution costs. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for the second quarter of 2022 and 2021 of $1.1 million and $1.3 million, respectively, and the expense related to the flash flood event of $0.2 million for the second quarter of 2021, adjusted earnings from operations for this segment were $11.0 million, compared to $11.2 million in the prior year quarter.
Record consolidated gross margin for the quarter ended June 30, 2022 of $71.9 million increased by $12.4 million or 20.9%, compared to $59.4 million for the prior year comparable period. Gross margin as a percentage of sales was 30.4% as compared to 29.4% in the prior year period, an increase of 99 basis points, primarily due to the timing of costs associated with the recovery from a flash flood event in the prior year and higher average selling prices, partially offset by increases in certain manufacturing input costs and distribution costs. Operating expenses of $32.0 million for the quarter increased $3.1 million from the prior year comparable quarter, primarily due to higher advertising and marketing expenses and an increase in compensation-related costs. Excluding non-cash operating expenses associated with amortization of intangible assets of $5.6 million, operating expenses were $26.4 million, or 11.1% of sales.
Interest expense was $1.0 million in the second quarter of 2022. Our effective tax rates for the three months ended June 30, 2022 and 2021 were 24.1% and 24.3%, respectively. The decrease in the effective tax rate from the prior year was primarily due to the prior year being negatively impacted by clarifying regulations related to tax reform, which was offset by lower tax benefits from stock-based compensation in the current quarter.
For the quarter ended June 30, 2022, cash flows provided by operating activities were $48.2 million, and free cash flow was $37.8 million. The $233.0 million of net working capital on June 30, 2022 included a cash balance of $76.2 million, which reflects repayments of the revolving loan of $40.0 million, and capital expenditures and intangible assets acquired of $10.5 million. In addition, we made payments on acquired debt of $30.6 million in connection with the Kappa acquisition.

Ted Harris said, “The second quarter of 2022 was another excellent quarter for Balchem. We delivered very strong financial results, despite ongoing macro-economic challenges. The Balchem team continues to respond extremely well to the ongoing supply chain, workforce availability, and inflationary challenges. Our ability to deliver these strong financial results while managing through these challenges, is a great testament to the resilience and strength of our business model as well as the incredible dedication and capabilities of the Balchem team.”
Mr. Harris added, “We are very excited about the recent acquisition of Kappa Biosciences and the strength it brings to our company and I would like to, once again, welcome the Kappa team to the broader Balchem team!”

Page | 3

Balchem Corporation (NASDAQ:BCPC)
Quarterly Conference Call
A quarterly conference call will be held on Friday, July 29, 2022, at 11:00 AM Eastern Time (ET) to review second quarter 2022 results. Ted Harris, Chairman of the Board, CEO and President and Martin Bengtsson, CFO will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Friday, August 12, 2022. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13731403.
Segment Information
Balchem Corporation reports three business segments: Human Nutrition & Health, Animal Nutrition & Health, and Specialty Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. Sales and production of products outside of our reportable segments and other minor business activities are included in "Other and Unallocated".
Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2021. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.
Contact: Jacqueline Yarmolowicz, Balchem Corporation (Telephone: 845-326-5600)

Page | 4

Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data (unaudited)
($ in 000’s)

Business Segment Net Sales:	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Human Nutrition & Health	$131,628	$111,471	$254,073	$215,987
Animal Nutrition & Health	62,600	54,481	131,942	105,629
Specialty Products	36,647	34,022	69,981	62,030
Other and Unallocated (b)	5,818	2,391	9,564	4,375
Total	$236,693	$202,365	$465,560	$388,021

Business Segment Earnings Before Income Taxes:	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Human Nutrition & Health	$23,705	$19,021	$44,008	$38,711
Animal Nutrition & Health	7,586	3,561	18,907	8,617
Specialty Products	9,919	9,729	17,680	16,918
Other and Unallocated (b)	(1,290)	(1,718)	(2,339)	(3,078)
Interest and other expense	(662)	(574)	(1,368)	(1,166)
Total	$39,258	$30,019	$76,888	$60,002

(b) Other and Unallocated consists of a few minor businesses which individually do not meet the quantitative thresholds for separate presentation and corporate expenses that have not been allocated to a segment. Unallocated corporate expenses consist of: (i) Transaction and integration costs, ERP implementation costs, and unallocated legal fees totaling $872 and $1,176 for the three and six months ended June 30, 2022, respectively, and $466 and $700 for the three and six months ended June 30, 2021, respectively (refer to note 3 for descriptions of these charges), and (ii) Unallocated amortization expense of $741 and $1,479 for the three and six months ended June 30, 2022, respectively, and $604 and $1,208 for the three and six months ended June 30, 2021, respectively, related to an intangible asset in connection with a company-wide ERP system implementation.

Page | 5

Balchem Corporation (NASDAQ:BCPC)

Selected Balance Sheet Items
(Dollars in thousands)	June 30, 2022	December 31, 2021
	(unaudited)

Cash and Cash Equivalents	$76,183	$103,239
Accounts Receivable, net	138,579	117,408
Inventories	140,840	91,058
Derivative Assets	7,276	—
Other Current Assets	14,263	10,527
Total Current Assets	377,141	322,232

Property, Plant & Equipment, net	252,145	237,517
Goodwill	731,772	523,949
Intangible Assets with Finite Lives, net	218,802	94,665
Right of Use Assets	12,973	9,288
Other Assets	13,841	11,674
Total Assets	$1,606,674	$1,199,325

Current Liabilities	$144,143	$143,802
Revolving Loan	433,569	108,569
Deferred Income Taxes	77,574	46,455
Derivative Liabilities	—	2,658
Contingent Consideration Liability	24,793	—
Other Long-Term Obligations	25,225	20,826
Total Liabilities	705,304	322,310

Stockholders' Equity	901,370	877,015

Total Liabilities and Stockholders' Equity	$1,606,674	$1,199,325

Page | 6

Balchem Corporation (NASDAQ:BCPC)
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net earnings	$58,712	$46,142
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	23,861	24,463
Stock compensation expense	6,889	5,914
Other adjustments	2,572	(391)
Changes in assets and liabilities	(36,773)	261
Net cash provided by operating activities	55,261	76,389

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(295,660)	—
Capital expenditures and intangible assets acquired	(20,799)	(13,760)
Proceeds from sale of assets	197	240
Purchase of convertible note	(150)	—
Net cash used in investing activities	(316,412)	(13,520)

Cash flows from financing activities:
Proceeds from revolving loan	365,000	5,000
Principal payments on revolving loan	(40,000)	(45,000)
Principal payments on acquired debt	(30,648)	—
Principal payments on finance lease	(83)	(78)
Proceeds from stock options exercised	1,328	3,886
Dividends paid	(20,704)	(18,700)
Purchase of treasury stock	(35,199)	(10,835)
Net cash provided by (used in) financing activities	239,694	(65,727)

Effect of exchange rate changes on cash	(5,599)	(1,811)

Decrease in cash and cash equivalents	(27,056)	(4,669)

Cash and cash equivalents, beginning of period	103,239	84,571
Cash and cash equivalents, end of period	$76,183	$79,902

Page | 7

Balchem Corporation (NASDAQ:BCPC)
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. Detailed non-GAAP adjustments are described in the reconciliation tables below and also explained in the related footnotes. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Reconciliation of adjusted gross margin
GAAP gross margin	$71,876	$59,447	$143,382	$118,174
Expense related to a flash flood event (1)	—	3,765	—	3,765
Amortization of intangible assets and finance lease (2)	307	339	636	828
Adjusted gross margin	$72,183	$63,551	$144,018	$122,767

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	$39,920	$30,593	$78,256	$61,168
Expense related to a flash flood event (1)	—	3,765	—	3,765
Amortization of intangible assets and finance lease (2)	5,904	6,282	11,865	12,818
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (3)	872	466	1,176	700
Adjusted earnings from operations	$46,696	$41,106	$91,297	$78,451

Reconciliation of adjusted net earnings
GAAP net earnings	$29,782	$22,731	$58,712	$46,142
Expense related to a flash flood event (1)	—	3,765	—	3,765
Amortization of intangible assets and finance lease (2)	5,974	6,352	12,006	12,959
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (3)	872	466	1,176	700
Net realized gain on foreign currency forward contracts (4)	(512)	—	(512)	—
Income tax adjustment (5)	(1,669)	(2,917)	(3,578)	(4,722)
Adjusted net earnings	$34,447	$30,397	$67,804	$58,844

Adjusted net earnings per common share - diluted	$1.07	$0.93	$2.09	$1.80

Page | 8

Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and six months ended June 30, 2022 and 2021.

Table 2
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income - as reported	$29,782	$22,731	$58,712	$46,142
Add back:
Provision for income taxes	9,476	7,288	18,176	13,860
Other expense	662	574	1,368	1,166
Depreciation and amortization	11,863	12,029	23,720	24,322
EBITDA	51,783	42,622	101,976	85,490
Add back certain items:
Non-cash compensation expense related to equity awards	3,812	3,292	6,889	5,914
Expense related to a flash flood event (1)	—	3,765	—	3,765
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (3)	872	466	1,176	700
Adjusted EBITDA	$56,467	$50,145	$110,041	$95,869

The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the three and six months ended June 30, 2022 and 2021.

Table 3
(unaudited)

	Three Months Ended June 30,
	2022	Effective Tax Rate	2021	Effective Tax Rate
GAAP Income Tax Expense	$9,476	24.1%	$7,288	24.3%
Impact of ASU 2016-09 (6)	120		291
Adjusted Income Tax Expense	$9,596	24.4%	$7,579	25.3%

	Six Months Ended June 30,
	2022	Effective Tax Rate	2021	Effective Tax Rate
GAAP Income Tax Expense	$18,176	23.6%	$13,860	23.1%
Impact of ASU 2016-09 (6)	500		540
Adjusted Income Tax Expense	$18,676	24.3%	$14,400	24.0%

Page | 9

Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three and six months ended June 30, 2022 and 2021.

Table 4
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net cash provided by operating activities	$48,240	$35,782	$55,261	$76,389
Capital expenditures and capitalized ERP implementation costs	(10,406)	(7,372)	(20,180)	(13,547)
Free cash flow	$37,834	$28,410	$35,081	$62,842

(1) Expense related to a flash flood event: Expenses related to a flash flood event at our Verona, Missouri manufacturing site are expensed in our GAAP financial statements. We believe that excluding these costs from our non-GAAP financial measures is useful to investors because such expense is inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(2) Amortization of intangible assets and finance lease: Amortization of intangible assets and finance lease consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, capitalized loan issuance costs, other intangibles acquired primarily in connection with business combinations, an intangible asset in connection with a company-wide ERP system implementation, and one finance lease. We record expense relating to the amortization of these intangibles and finance lease in our GAAP financial statements. Amortization expenses for our intangible assets and finance lease are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(3) Transaction and integration costs, ERP implementation costs and unallocated legal fees: Transaction and integration costs related to acquisitions and divestitures are expensed in our GAAP financial statements. ERP implementation costs related to a company-wide ERP system implementation are expensed in our GAAP financial statements. Unallocated legal fees for transaction-related non-compete agreement disputes are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(4) Net realized gain on foreign currency exchange forward contracts: Net realized gain on foreign currency exchange forward contracts related to four short-term foreign currency exchange forward contracts with JP Morgan Chase, N.A. in connection with the Kappa acquisition. These contracts did not qualify for hedge accounting and the net gain was recorded as other income in our GAAP financial statements. We believe that excluding these gains and losses from our non-GAAP financial measures is useful to investors because such income or expense are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(5) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

(6) Impact of ASU 2016-09: The primary impact of ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"), was the recognition during the three and six months ended June 30, 2022 and 2021, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities.

Page | 10